EXHIBIT 99

National Western Life Announces Fourth Quarter and 2003 Earnings

Austin, Texas, March 5, 2004 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today fourth quarter 2003 consolidated net earnings of $18.5 million, or $5.17 per diluted share, as compared to net earnings of $9.2 million, or $2.59 per diluted share, reported for the fourth quarter of 2002. For the year ended December 31, 2003, the Company reported consolidated net earnings of $55.8 million, or $15.64 per diluted share, compared with $42.1 million, or $11.84 per diluted share, reported a year ago. The Company's book value per share at December 31, 2003 increased to $191.69.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $16.3 million, or $4.54 per diluted share, for the fourth quarter ended December 31, 2003, compared with $13.2 million, or $3.73 million per diluted share, for the quarter ended December 31, 2002. For the full year, earnings from operations in 2003 were $56.9 million, or $15.94 per diluted share, versus $52.6 million, or $14.80 per diluted share, for the year ended December 31, 2002. The operating results for 2003 include a previously announced charge against earnings, net of tax, of $6.3 million, or $1.77 per diluted share, pertaining to a lawsuit settlement agreement reached during the third quarter of 2003.

Mr. Moody noted that the Company was very pleased with its results. "The past several years have been very challenging for the life insurance industry given a sluggish economy, low interest rate levels, deterioration in corporate credit quality, and increased regulatory requirements. Despite these obstacles our business levels in 2003 were double where we were in 2001 which speaks volumes for our business model and the capabilities of our distribution partners."

Mr. Moody observed that the Company's annuity sales(2) in 2003 of $1.19 billion far exceeded the previous Company record of $429 million established in 2002. Annuity sales in the fourth quarter of $295 million represented a decline from previous quarters during 2003 but remained significantly ahead of annuity sales in the fourth quarter of 2002 of $139 million. Mr. Moody indicated that the recovery in the equity markets during the year was very beneficial for sales of the Company's equity-indexed annuity products which accounted for 40% of total annuity sales in 2003.

Coinciding with the success of the Company's annuity sales, investment performance was substantially stronger in 2003 despite lower yields compared to 2002. The Company's investment income, excluding index options(3), for all of 2003 was $273.2 million compared to $249.7 million in 2002. In the fourth quarter of 2003, investment income, excluding index options, was $75.1 million compared to $62.8 million for the same period in 2002.

Mr. Moody noted that the Company's improved investment performance was not the result of taking on additional risk in its investment portfolio but occurred while the Company improved the overall credit quality of its fixed income securities. For the quarter, the Company reported net realized investment gains after tax of $2.2 million, or $0.63 per diluted share, versus net realized losses of $4.0 million, or $1.14 per diluted share, in the fourth quarter of 2002. For the year, the Company incurred investment losses, net of taxes, of $1.1 million, or $0.30 per diluted share, compared to investment losses of $10.5 million, or $2.96 per diluted share, during 2002. "Over 95% of our fixed income portfolio at the end of 2003 was rated investment grade by independent rating agencies," Mr. Moody added.

At December 31, 2003, the Company maintained total stockholders' equity of $680 million, assets of $5.3 billion, and life insurance in force of approximately $12.9 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

  Sales for a life insurance company are a non-GAAP financial measure. Sales as shown in this press release are presented in accordance with industry practice and represent the amount of new business sold during the period. The Company believes sales are a useful measure of distribution productivity and are also a leading indicator of future revenue trends. There is no comparable GAAP financial measure and, as a result, no reconciliation is provided.

  The Company considers net investment income, excluding index option changes, a useful measurement of the Company's underlying investment portfolio performance by removing the volatility from changes in index option values. As net investment income, excluding index option changes, is considered a non-GAAP financial measure, the following reconciliation is provided.

($'s in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net investment income	$94.2	62.2	299.0	236.7
Gain (loss) on index options	19.1	(0.6)	25.8	(13.0)

Net investment income
excluding index options	$75.1	62.8	273.2	249.7

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
Revenues, excluding realized investment
gains (losses) and index options	$101,852	87,878	375,116	346,543
Index options	19,140	(597)	25,799	(13,012)

Realized gains (losses) on investments	3,416	(6,200)	(1,647)	(16,144)

Total revenues	$124,408	81,081	399,268	317,387

Earnings:
Earnings from operations	$16,313	13,239	56,852	52,560
Net realized gains (losses) on investments	2,221	(4,030)	(1,070)	(10,494)

Net earnings	$18,534	9,209	55,782	42,066

Basic Earnings Per Share:
Earnings from operations	$4.60	3.75	16.08	14.92
Net realized gains (losses) on investments	0.63	(1.14)	(0.30)	(2.98)

Net earnings	$5.23	2.61	15.78	11.94

Basic Weighted Average Shares	3,547	3,525	3,535	3,522

Diluted Earnings Per Share:
Earnings from operations	$4.54	3.73	15.94	14.80
Net realized gains (losses) on investments	0.63	(1.14)	(0.30)	(2.96)

Net earnings	$5.17	2.59	15.64	11.84

Diluted Weighted Average Shares	3,589	3,545	3,565	3,552

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com